EXHIBIT 99.1

Amyris Delivers Another Strong Quarter with Revenue of $25.7 Million and Product Sales Increase of 159% over 2nd Quarter of 2016

  Q2 2017 revenues of $25.7 million, up 168% over $9.6 million for Q2 2016
  Q2 2017 product sales of $12.7 million, up 159% over $4.9 million for Q2 2016
  Completed equity financing and exceeded target with $103 million in total funding from Royal DSM and investors over two tranches and significantly reduced total debt

EMERYVILLE, Calif., Aug. 10, 2017 (GLOBE NEWSWIRE) -- Amyris, Inc. (Nasdaq:AMRS), the industrial bioscience company, today announced financial results for the second quarter ended June 30, 2017.

“Our strong business results are continuing with another consecutive quarter of doubling product revenue year over year,” said John Melo, Amyris President & CEO. “We are continuing to experience very strong product sales growth in our personal care and health and nutrition segments and expect most of our products to generate improved gross margins with the value share component of our business.”

Continued Melo, “With the strong support of DSM as a strategic partner and shareholder we have the necessary resources to maintain our leadership in industrial biotechnology. We have a very strong collaboration and product pipeline with several new partnerships expected to close before the end of this year and several new product deliveries to our strategic partners driving our growth for the remainder of 2017.”

Key Highlights

Other key operating and development highlights during the second quarter and more recently included:

  Recorded highest quarterly Biossance sales to date with the brand’s success driven by unique products that exceed consumer expectations and deliver outstanding sales results and announced plans to expand to SEPHORA in over 60 locations across Canada in January 2018, marking the beginning of international expansion for Biossance.

  Entered into first product development and production agreement with Royal DSM for a food and nutrition molecule. This agreement is the first of what is expected to be several of such development and production agreements.

  Announced closing of two tranches of financing totaling $103 million – exceeding previous target of $95 million – led by Royal DSM along with participation by institutional investors reducing debt by just over $85 million.

Financial Performance

Second Quarter 2017

  Revenues for second quarter 2017 were $25.7 million compared with $9.6 million for the second quarter of 2016. The increase in revenues was driven primarily by higher product sales in the company’s health and nutrition segment and an increase in collaboration revenue. Collaboration revenues were $13.0 million, up significantly from $4.7 million for the same period last year. Product sales of $12.7 million for the quarter were up 159% over $4.9 million for the second quarter of 2016. Included in product sales for the second quarter of 2017 was $2.8 million in revenues earned from value share.

  Q2 2017 selling, general and administrative expenses were $15.9 million, up from $11.4 million for the same period a year ago.  Included within SG&A was a $2.5 million exclusivity termination fee paid to Nenter as we worked to allocate that product opportunity to another interested partner.  Additionally, $2.0 million higher spend versus Q2 of 2016 was due to additional headcount needed to support our ramped up growth and related 168% increase in revenue.  Research and development expenses of $14.2 million for the quarter were up from $13.2 million for second-quarter 2016 due to higher staffing levels and increased spend on lab supplies reflecting strong collaboration activities.

  Net loss attributable to Amyris common stockholders for the second quarter of 2017 was $10.3 million, or a net loss attributable to stockholders of $0.46 per basic and diluted share. Included within other income for the second quarter was a gain of $35.8 million arising from the change in fair value of derivative liabilities recognized primarily in connection with the closing of the company’s Series A and B financing rounds in May 2017. The net loss attributable to common stockholders included non-cash items such as a gain from changes in fair value of embedded derivatives, stock-based compensation expense, accretion of convertible preferred stock, and deemed and cumulative dividends to convertible preferred stockholders.

First Half 2017

  Revenues for the first half of 2017 were $38.7 million, compared with $18.4 million for the same period last year. The increase was driven by a 161% increase in product sales led by the personal care, health and nutrition, and performance materials segments. Collaboration revenues contributed $17.6 million to total revenues for the period, representing a 70% increase from the $10.3 million recorded for the same period in 2016. Product sales are now exceeding collaboration revenues and are expected to remain a key source of revenue and margin growth.

  Net loss attributable to Amyris common stockholders for the six months ended June 30, 2017 was $47.6 million, or $2.24 per basic and diluted share. Included in net loss attributable to common stockholders  for the six months ended June 30, 2017 was a gain of $35.8 million arising from the change in fair value of derivative liabilities recognized primarily in connection with the closing of the company’s Series A and B financing rounds in May 2017. This compared with a net loss attributable to common stockholders for the same period of 2016 of $28.9 million, or $2.00 per basic and $3.46 per diluted share.

FINANCIAL RESULTS AND NON-GAAP INFORMATION

Condensed consolidated financial information has been presented in accordance with US GAAP as well as on a non-GAAP basis. Management believes that it is useful to supplement its GAAP financial statements with this non-GAAP information because management uses such information for its operating, budgeting and financial planning purposes. These non-GAAP financial measures also facilitate management’s internal comparisons to Amyris’s historical performance as well as comparisons to the operating results of other companies. Management believes these non-GAAP financial measures are useful to investors because they allow for greater transparency into the indicators used by management as a basis for its financial and operational decision-making.

Non-GAAP financial information is not prepared under a comprehensive set of accounting rules and therefore, should only be read in conjunction with financial information reported under U.S. GAAP in order to understand Amyris’s operating performance. A reconciliation of the non-GAAP financial measures presented in this release, including non-GAAP net loss, and other measures to the most directly comparable GAAP financial measure is provided in the tables attached to this press release.

QUARTERLY CONFERENCE CALL TODAY

Amyris will discuss these results and provide a business update in a conference call scheduled for 4:30 p.m. ET (1:30 p.m. PT) today. Investors may access the call by dialing (866) 516-3867, participant passcode: 58275243.

A live audio webcast of this conference call and accompanying presentation is also available by visiting the investor relations section of the company's website at http://investors.amyris.com. A replay of the webcast will be available at the investor relations section of the company's website approximately two hours after the conclusion of the call.

About Amyris
Amyris is the integrated renewable products company that is enabling the world’s leading brands to achieve sustainable growth. Amyris applies its innovative bioscience solutions to convert plant sugars into hydrocarbon molecules and produce specialty ingredients and consumer products. The company is delivering its No Compromise® products across a number of markets, including specialty and performance chemicals, flavors and fragrances, cosmetics ingredients, pharmaceuticals, and nutraceuticals. More information about the company is available at www.amyris.com.

Forward-Looking Statements

This release contains forward-looking statements, and any statements other than statements of historical fact could be deemed to be forward-looking statements. These forward-looking statements include, among other things, statements regarding future events (such as product development, collaborations and brand expansion plans), that involve risks and uncertainties. These statements are based on management's current expectations and actual results and future events may differ materially due to risks and uncertainties, including risks related to Amyris’s liquidity and ability to fund operating and capital expenses, timing and execution risks associated with manufacturing, uncertainty regarding consummating proposed transactions, including the timing thereof, and growth in sales, potential delays or failures in development, production and commercialization of products, risks related to Amyris's reliance on third parties to achieve its goals, and other risks detailed in the "Risk Factors" section of Amyris's quarterly report on Form 10-Q filed on May 15, 2017. Amyris disclaims any obligation to update information contained in these forward-looking statements whether as a result of new information, future events, or otherwise.

Amyris, the Amyris logo, No Compromise, and Biossance are registered trademarks of Amyris, Inc. All other trademarks are trademarks of their respective owners.

            -Financial Tables Attached-

Amyris, Inc.
Condensed Consolidated Statement of Operations
(Unaudited)
(In thousands, except per share data)
	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Revenues
Renewables product sales	$12,729	$4,922	$21,021	$8,062
Grants and collaborations revenue	12,950	4,677	17,639	10,347
Total revenues	25,679	9,599	38,660	18,409
Cost and operating expenses
Cost of products sold	17,279	7,891	30,047	19,068
Research and development(1)	14,249	13,176	28,956	25,082
Sales, general and administrative(1)	15,949	11,408	28,799	23,674
Total cost and operating expenses	47,477	32,475	87,802	67,824
Loss from operations	(21,798)	(22,876)	(49,142)	(49,415)
Other income (expense):
Gain from change in fair value of derivative instruments(2)	35,775	20,934	38,114	42,612
Loss upon extinguishment of debt	(3,624)	(433)	(3,528)	(649)
Other expense, net	(9,423)	(11,053)	(21,926)	(21,169)
Total other income	22,728	9,448	12,660	20,794
Income (loss) before income taxes	930	(13,428)	(36,482)	(28,621)
Provision for income taxes	(310)	(138)	(269)	(253)
Net income (loss)	620	(13,566)	(36,751)	(28,874)
Net income (loss) attributable to noncontrolling interest	-	-	-	-
Net income (loss) attributable to Amyris, Inc.	620	(13,566)	(36,751)	(28,874)
Deemed dividend (BCF on Series A preferred stock)	(562)	-	(562)	-
Deemed dividend (capital distribution to related parties)	(8,648)	-	(8,648)	-
Cumulative dividends - Series A and Series B	(1,675)	-	(1,675)	-
Net loss attributable to common stock	$(10,265)	$(13,566)	$(47,636)	$(28,874)
Net loss per share attributable to common stockholders:
Basic	$(0.46)	$(0.91)	$(2.24)	$(2.00)
Diluted	$(0.46)	$(1.67)	$(2.24)	$(3.46)
Weighted-average shares of common stock outstanding used in computing net income (loss) per share of common stock:
Basic	22,406,414	14,874,135	21,248,306	14,426,247
Diluted	22,406,414	17,526,410	21,248,306	17,253,961

(1) Includes stock-based compensation expense as follows:
Research and development	$441	$485	$924	$977
Sales, general and administrative	597	1,304	1,760	2,863
	$1,038	$1,789	$2,684	$3,840

(2) Upon revaluing its derivative liabilities, the Company recorded non-cash gains for the three and six months ended June 30, 2017 and 2016. The gains were the result of changes in the fair value of derivative liabilities primarily as the result of declines in Amyris's stock price during each of the periods presented. The gains for all periods presented included the change in fair value of derivatives in connection with certain features of outstanding convertible notes, related to change in control protection and price-based anti-dilution adjustment provisions. In addition, the gains for the three and six months ended June 30, 2017 included the change in fair value of derivatives in connection with convertible preferred stock that was issued in May 2017.

Note: Due to the complexity of the accounting associated with the closing of the Company's Series A and Series B financing rounds from May 2017, the Company is still in the process of finalizing it's balance sheet. As a result, the calculation of earnings per share for the periods ended June 30, 2017 may be subject to change. Both the balance sheet and earnings per share will be included in the Company's 10-Q to be filed by August 14, 2017.

Amyris, Inc.
Reconciliation of GAAP to Non-GAAP Financial Information
(Unaudited)
(In thousands, except per share data)
	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Net loss attributable to Amyris, Inc. common stockholders (GAAP)	$(10,265)	$(13,566)	$(47,636)	$(28,874)
Stock-based compensation expense	1,038	1,789	2,684	3,840
Gain from change in fair value of derivative instruments(2)	(35,775)	(20,934)	(38,114)	(42,612)
Loss upon extinguishment of debt	3,624	433	3,528	649
Deemed dividend (BCF on Series A preferred stock)	562	-	562	-
Deemed dividend (capital distribution to related parties)	8,648	-	8,648	-
Cumulative dividend - Series A and Series B	1,675	-	1,675	-
Net loss attributable to Amyris, Inc. common stockholders (non-GAAP)	$(30,493)	$(32,278)	$(68,653)	$(66,997)

Net loss per share attributable to Amyris, Inc. common stockholders - Basic (GAAP)	$(0.46)	$(0.91)	$(2.24)	$(2.00)
Stock-based compensation expense	$0.05	$0.12	$0.13	$0.27
Gain from change in fair value of derivative instruments(2)	$(1.60)	$(1.41)	$(1.79)	$(2.95)
Loss upon extinguishment of debt	$0.16	$0.03	$0.17	$0.05
Deemed dividend (BCF on Series A preferred stock)	$0.03	$-	$0.03	$-
Deemed dividend (capital distribution to related parties)	$0.39	$-	$0.41	$-
Cumulative dividend - Series A and Series B	$0.07	$-	$0.08	$-
Net loss per share attributable to Amyris, Inc. common stockholders - Basic (non-GAAP)	$(1.36)	$(2.17)	$(3.23)	$(4.64)

Amyris, Inc.
Reconciliation of GAAP to Non-GAAP Financial Information
(Unaudited)
(In thousands)
	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Product sales (GAAP and non-GAAP)
Renewables	$12,729	$4,922	$21,021	$8,062
Product sales (GAAP and non-GAAP)	$12,729	$4,922	$21,021	$8,062

Grants and collaborations revenue (GAAP)	$12,950	$4,677	$17,639	$10,347
Change in accounts receivable, deferred revenue and fundings associated with collaborations	(5,886)	2,828	(5,623)	(746)
Grants and collaborations inflows (non- GAAP)(1)	$7,064	$7,505	$12,016	$9,601

Total Revenues (GAAP)	$25,679	$9,599	$38,660	$18,409
Change in accounts receivable, deferred revenue and fundings associated with collaborations	(5,886)	2,828	(5,623)	(746)
Total cash revenue inflows (non-GAAP)(1)	$19,793	$12,427	$33,037	$17,663

Cost of products sold (GAAP)	$17,279	$7,891	$30,047	$19,068
Other costs/provisions	1,966	(1,547)	4,603	(3,643)
Excess capacity	(629)	(1,420)	(1,549)	(4,177)
Depreciation and amortization	(911)	(914)	(1,842)	(1,730)
Cost of products sold (non-GAAP)	$17,705	$4,010	$31,259	$9,518

Adjusted gross profit (non-GAAP)(2)	$2,088	$8,417	$1,778	$8,145
Gross margin (%)	10.5%	67.7%	5.4%	46.1%

Research and development (GAAP)	$14,249	$13,176	$28,956	$25,082
Stock-based compensation expense	(441)	(485)	(924)	(977)
Depreciation and amortization	(1,600)	(1,676)	(3,201)	(3,478)
Research and development (non-GAAP)	$12,208	$11,015	$24,831	$20,627

Sales, general and administrative (GAAP)	$15,949	$11,408	$28,799	$23,674
Stock-based compensation expense	(597)	(1,304)	(1,760)	(2,863)
Depreciation and amortization	(179)	(287)	(387)	(565)
Sales, general and administrative (non-GAAP)	$15,173	$9,817	$26,652	$20,246

(1) The largest differences between the GAAP and non-GAAP collaborations numbers are (i) timing of revenue recognition.
(2) Non-GAAP Adjusted Gross Profit /(Loss) is calculated based on non-GAAP Product Sales & Grants and Collaboration Inflows and Non-GAAP Cost of Products Sold, and does not include costs related to collaborations.

Contact:

Peter DeNardo
Director, Investor Relations and Corporate Communications
Amyris, Inc.
+1 (510) 740-7481
investor@amyris.com
pr@amyris.com